Arcutis Biotherapeutics Secures $225 Million in Non-Dilutive Debt Financing from SLR Capital Partners

WESTLAKE VILLAGE, Calif., Dec 23, 2021 – Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT), a late-stage biopharmaceutical company focused on developing meaningful innovations in immuno-dermatology, today announced that it has obtained a $225 million term loan facility from funds managed by SLR Capital Partners (“SLR”). This additional capital further strengthens Arcutis’ balance sheet in advance of a potential 2022 Food and Drug Administration (FDA) approval and launch of topical roflumilast cream in plaque psoriasis, and in advance of three 2022 pivotal clinical data readouts in atopic dermatitis, seborrheic dermatitis, and scalp psoriasis. This non-dilutive financing commitment extends the Company’s cash runway into 2024.

“We are delighted to have SLR Capital Partners with us ahead of a transformative year for Arcutis,” said Frank Watanabe, President and CEO of Arcutis. “This additional financing further strengthens our balance sheet at an attractive cost of capital and provides us with enhanced financial flexibility as we prepare for the potential launch of roflumilast cream in 2022, while simultaneously advancing our product candidates through multiple late-stage clinical trials, furthering our mission of bringing innovative treatments to dermatologists and millions of patients with serious skin diseases.”

“SLR is excited to be a long-term partner with Arcutis as they advance topical roflumilast in a number of pivotal Phase 3 development programs and prepare for a commercial launch,” said Anthony Storino, Head of Life Science Finance at SLR. “We believe topical roflumilast has the potential to transform the standard of care across numerous dermatological conditions, and this significant commitment of capital represents that belief and our commitment to financing life sciences companies across all stages of development.”

Under the terms of this loan facility, $75 million was drawn at closing, and an additional $125 million becomes available upon FDA approval of roflumilast cream for the treatment of plaque psoriasis. An additional $25 million is also available if certain revenue milestones are achieved. The loan facility maturity date is January 2027, with the interest-only period extending for the entire five years. The loan facility is secured by the Company’s assets.

J. Wood Capital Advisors LLC acted as financial advisor to Arcutis, and Latham & Watkins LLP acted as legal counsel to Arcutis.

Further details with respect to the debt financing agreement will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K.
About SLR Capital Partners
SLR Capital Partners, LLC (“SLR Capital Partners”) is an SEC-registered investment adviser that primarily invests directly in leveraged, U.S. middle market companies in the form of cash flow and asset-based senior secured investments. SLR Capital Partners manages over $8 billion of investable capital, including serving as the investment adviser to two publicly-traded business development companies, SLR Investment Corp. and SLR Senior Investment Corp. The SLR Capital Partners life science finance business provides financing solutions for later-stage bio-pharma, medical device, diagnostics, healthcare IT and healthcare services companies, both venture-backed private and public, and from pre-revenue clinical to early commercial stage. For more information, please visit
https://www.slrcapitalpartners.com/Financial-Solutions/Life-Science-Finance

About Arcutis
Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT) is a medical dermatology company that champions meaningful innovation to address the urgent needs of patients living with immune-mediated dermatological diseases and conditions. With a commitment to solving the most persistent patient challenges in dermatology, Arcutis harnesses our unique dermatology development platform coupled with our dermatology expertise to build differentiated therapies against biologically validated targets. Arcutis’ dermatology development platform includes a robust pipeline with multiple clinical programs for a range of inflammatory dermatological conditions, with one NDA under review with the FDA and three Phase 3 clinical data readouts anticipated by the end of 2022. The company’s lead program, topical roflumilast, has the potential to advance the standard of care for plaque psoriasis, atopic dermatitis, scalp psoriasis, and seborrheic dermatitis. For more information, visit www.arcutis.com or follow Arcutis on LinkedIn and Twitter.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, among others, statements regarding the potential for roflumilast to be approved for the treatment of adults and adolescents with plaque psoriasis, the potential to use roflumilast cream over a long period of time, or chronically, the potential to use roflumilast cream anywhere on the body, including the face and sensitive intertriginous areas, the potential for roflumilast to advance the standard of care in plaque psoriasis and other inflammatory dermatological conditions, the timing of the potential commercial launch for roflumilast cream and the anticipated extension of the Company’s cash runway. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements and you should not place undue reliance on our forward-looking statements. Risks and uncertainties that may cause our actual results to differ include risks inherent in the clinical development process and regulatory approval process, the timing of regulatory filings, and our ability to defend our intellectual property. For a further description of the risks and uncertainties applicable to our business, see the "Risk Factors" section of our Form 10-K filed with U.S. Securities and Exchange Commission (SEC) on February 16, 2021, as well as our subsequent filings with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Contacts:
Media
Amanda Sheldon, Head of Corporate Communications
asheldon@arcutis.com

Investors
Eric McIntyre, Head of Investor Relations
emcintyre@arcutis.com